UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14A

________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GUILD HOLDINGS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF GUILD HOLDINGS COMPANY

March 31, 2021

Dear Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Guild Holdings Company (the “Company”) at 9:00 a.m., Pacific Time, on Thursday, May 6, 2021. This year’s Annual Meeting will be held entirely online to allow for greater participation in light of the public health impact of the coronavirus (COVID-19) pandemic. Stockholders may participate in this year’s annual meeting by visiting the following website www.virtualshareholdermeeting.com/GHLD2021.

Your vote is very important! Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.

A record of our business activities for the 2020 fiscal year is contained in our 2020 Annual Report on Form 10-K. Thank you for your confidence and continued support.

Sincerely,

Mary Ann McGarry

Chief Executive Officer

NOTICE OF 2021 Annual Meeting OF STOCKHOLDERS

Time	9:00 a.m., Pacific Time
Date	Thursday, May 6, 2021
Place	The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/GHLD2021.
Purpose

1. To elect two Class I directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

3. To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation; and

4. To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Record Date	The Board of Directors has fixed the close of business on March 12, 2021 as the record date for determining stockholders entitled to notice of and to vote at the meeting.
Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/GHLD2021, you must enter the control number found on your proxy card or voting instruction form.

Voting by Proxy

YOUR VOTE IS VERY IMPORTANT.  You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting, however, we encourage you to submit your vote as soon as possible as instructed in the proxy card or voting instruction form, regardless of whether you plan to attend the meeting virtually.

Beginning on or about March 31, 2021, the proxy statement, the accompanying proxy card or voting instruction form, and our 2020 Annual Report on Form 10-K will be mailed to our stockholders of record on March 12, 2021. In addition, the proxy statement, the accompanying proxy card or voting instruction form, and our 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

We encourage you to vote your shares as soon as possible. Specific instructions for voting over the internet, by mail or by telephone are included in your proxy materials. If you attend the Annual Meeting online and vote electronically during the meeting, your vote will replace any earlier vote.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our executive offices for a period of 10 days prior to the Annual Meeting until the close of such meeting.

By order of the Board of Directors,
/s/ Lisa I. Klika
Lisa I. Klika, Secretary

March 31, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 6, 2021: The Proxy Statement and our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at https://materials.proxyvote.com/

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GUILD HOLDINGS COMPANY
5887 Copley Drive, San Diego, California 92111

PROXY STATEMENT
FOR THE 2021 Annual Meeting OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2021
AT 9:00 A.M. PST

GENERAL INFORMATION

As used in this proxy statement, “we,” “us” and “our” refer to Guild Holdings Company. The term “Annual Meeting,” as used in this proxy statement, refers to the 2021 Annual Meeting of Stockholders and includes any adjournment or postponement of such meeting.

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

This proxy statement, the accompanying proxy card or voting instruction form, and our 2020 Annual Report on Form 10-K are being mailed to shareholders on or about March 31, 2021. This proxy statement provides the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Are proxy materials available on the Internet?

Yes. Our proxy statement for the 2021 Annual Meeting and our 2020 Annual Report on Form 10-K are available at https://materials.proxyvote.com/.

How do I attend the Annual Meeting?

The meeting will be held entirely online on Thursday, May 6, 2021, at 9:00 a.m. PST at www.virtualannualmeeting.com/GHLD2021. Information on how to vote during the Annual Meeting is discussed below.

When is the record date for the Annual Meeting?

The Board of Directors (the “Board”) has fixed the record date for the Annual Meeting as of the close of business on March 12, 2021 (the “Record Date”).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, a total of 19,666,981 shares of our Class A Common Stock and 40,333,019 shares of our Class B Common Stock were outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote on each matter. Each share of Class B Common Stock is entitled to 10 votes on each matter.

What is the difference between a registered holder and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s transfer agent, you are considered the registered holder with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee (in “street name”), you are considered the beneficial owner of those shares.

How do I vote by proxy before the Annual Meeting?

If you are the registered holder and you received printed copies of the proxy materials, you may vote your shares by mail by completing, signing and dating the proxy card. To vote over the internet or by telephone, you should refer to your proxy card for instructions.

If you are the beneficial owner of shares held in street name, you should vote your shares by following the instructions from your broker, bank or other nominee.

What shares are included on a proxy card or voting instruction form?

Each proxy card or voting instruction form represents the shares registered in your name or held on your behalf as of the close of business on the Record Date. You may receive more than one proxy card or voting instruction form if you hold your shares in multiple accounts, some of your shares are registered directly in your name with the Company’s transfer agent, or some of your shares are held in street name through a broker, bank, or other nominee. Please vote the shares on each proxy card or voting instruction form to ensure that all your shares are counted at the Annual Meeting.

What if I have shares registered in my name and don’t vote on a particular matter when returning a proxy card?

Properly signed proxy cards received before the close of voting at the Annual Meeting will be voted according to the directions provided. If a signed proxy card is returned without stockholder direction on a matter, the shares will be voted as recommended by the Board.

Will my shares held in street name be voted if I don’t provide instructions?

Current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. If you own shares in street name through a broker, bank, or other nominee, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2021 (“fiscal 2021”) is considered a “routine” matter on which your broker may use its discretion to vote your shares without your instructions. The election of the Class I directors and the advisory vote on the frequency of future advisory votes on executive compensation are not “routine” proposals; therefore, your broker will be unable to vote your shares if you do not instruct your broker how to vote, which is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the votes on the election of the Class I directors or the advisory vote on the frequency of future advisory votes on executive compensation.

How can I vote at the virtual Annual Meeting?

Registered holders may vote their shares electronically at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/GHLD2021.

If you are the beneficial owner of shares held in street name, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy card from your broker, bank or other nominee.

I have shares registered in my name and have shares in a brokerage account. How do I vote these shares?

Shares that you hold in street name are not included in the total number of shares set forth on your proxy card. Your broker, bank or other nominee will send you instructions on how to vote those shares.

What are the Board’s recommendations on how to vote my shares?

The Board recommends a vote:

Proposal 1:    FOR election of each of the Class I director nominees, and

Proposal 2:    FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021; and

Proposal 3:    For 1 YEAR as the frequency of future advisory votes on executive compensation.

Who pays the cost for soliciting proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Can I change my vote?

Registered Holders:

If your shares are registered directly in your name, you may change your vote or revoke your proxy by:

•	delivering written notice to the Company at any time before the close of voting at the Annual Meeting;
•	submitting a later dated proxy over the internet or by telephone in accordance with the instructions on the proxy card; or
•	voting your shares electronically during the Annual Meeting.

Beneficial Owners:

If your shares are held in street name, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.

How is a quorum reached?

Business may not be conducted at the Annual Meeting unless a quorum is present. Under our Bylaws, the holders of a majority of the total voting power of all outstanding shares of our Common Stock entitled to vote in the election of directors, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

If there are not sufficient shares present or represented by proxy at the Annual Meeting to constitute a quorum for approval of any matter to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withheld votes and broker non-votes are counted as shares present and entitled to vote for the purpose of determining whether a quorum is present.

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or during the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not have the effect of votes in opposition to such proposals.

Proposal 1 — To elect two Class I directors to serve until the 2024 annual meeting of stockholders

Director nominees will be elected by a plurality of votes cast, which means that the director nominees receiving the highest number of votes will be elected. Only FOR and WITHHOLD votes will affect the outcome. Abstentions and broker non-votes will have no effect on Proposal 1.

Proposal 2 — Ratification of selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2021

The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, requires the vote of the holders of a majority of the total voting power of shares of our Common Stock present in person or represented by proxy and entitled to vote on the matter. Abstentions will have no effect on the voting of Proposal 2.

Proposal 3 — Advisory vote on the frequency of future advisory votes on executive compensation

The option of 1 YEAR, 2 YEARS or 3 YEARS receiving the highest number of affirmative votes will be the recommendation to the Board. The vote as to the frequency of future advisory votes on executive compensation is an advisory vote only and, therefore, the result of that vote will not be binding on the Board. The Board will, however, consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on Proposal 3.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results. . The Company will announce its decision on the frequency of say-on-pay votes in a Form 8-K filed no later than 150 days after the 2021 annual meeting.

When are stockholder proposals due for the 2022 Annual Meeting of Stockholders?

If you wish to submit proposals for inclusion in our proxy statement for the 2022 Annual Meeting, we must receive them on or before December 1, 2021, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall require us to include in our proxy statement and proxy card for the Annual Meeting any stockholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you wish to nominate a director or submit a proposal for presentation at the 2022 Annual Meeting, without including such proposal in next year’s proxy statement, you must be a stockholder of record and provide timely notice in writing to our Secretary at Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting, that is, between January 6, 2022 and February 4, 2022. Your written notice must contain specific information required in Section 2.8 of our amended and restated bylaws (“Bylaws”). For additional information about our director nomination requirements, please see our Bylaws.

Who should I contact if I have any additional questions?

If you are the stockholder of record for your shares, please send questions to our Secretary at Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee holder directly.

Corporate, SOCIAl and ENVIRONMENTAL Responsibility

Guild prides itself on being a good corporate citizen.  Our mission is to deliver on the promise of home in every neighborhood and community we serve.  In furthering our mission, we are committed to being socially and environmentally responsible, both in how we operate our business and how we serve our communities. Guild demonstrates this commitment through our strategic priorities, the products and services we offer, and the way in which we conduct our business.

Focus on Affordable and Sustainable Lending

•	Guild promotes affordable lending by providing low-down payment assistance programs and offering other specialized loan products that provide access to credit to low- and moderate-income households.
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Guild is a market leader and local expert in low-to-moderate income lending in underserved areas based on median income and concentration of minority populations. Guild offers first time homebuyer products that emphasize financial education and homeownership counseling aimed at promoting sustainable homeownership.

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Guild hosts affordable lending educational seminars throughout the country, focused on sustainable lending opportunities and access to credit for low-to-moderate income buyers and families in underserved markets.

•	Guild and several of its employees as individuals have received recognition for achievements in diversity and affordable lending. Recent awards and recognition include:
o	2020
▪	Two loan officers named to the National Association of Hispanic Real Estate Professional’s Top 250 Latino Mortgage Originators
▪	Freddie Mac Home Possible Rise Awards, HFA Advantage Volume category - Guild Mortgage
▪	U.S. News & World Report Best Mortgage Lenders of 2020 “Best for Product Selection” - Guild Mortgage
o	2021
▪	Money.com Best Mortgage Lenders of 2021 “Best Mortgage Company for First-Time Homebuyers” - Guild Mortgage
▪	Forbes Best Mortgage Lenders of 2021 “Best for First-Time Homebuyers” - Guild Mortgage

Environmentally Responsible Products and Processes

•	Guild offers energy efficient lending programs that help borrowers save money on their utility bills by enabling them to responsibly finance energy efficient improvements on their homes.
•	Guild offers specific loan options for mortgages on homes that, pursuant to government regulations, are built using less waste and constructed to offer increased energy efficiencies.
•

Guild has transitioned its closing process from paper signing to provide clients with the option of eClose, an electronic closing system that offers significant reduction in paper printed for wet signatures during closing. The company provides clients with other options to reduce paper consumption as well, including paperless disclosures and mortgage statements.

Diversity and Inclusion

•	More than half of Guild’s Board of Directors are women or are from an underrepresented community.
•	More than half of Guild’s executive leadership are women, including the CEO, President, and CFO.

•	Seventy-eight percent of the company’s employees are women or are from an underrepresented community.
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In 2020, Guild launched a resume intake process with the National Association of Minority Mortgage Bankers Association’s internal recruiting department to receive resumes of minority candidates for open positions.

•	In 2021, Guild has partnered with South Carolina State University to launch a scholarship and internship program designed for students attending historically black colleges and universities.

Strategy for Building Talent and Employee Retention

•	Guild prioritizes career development for its employees through its Guild University learning programs, including leadership and management development as well as customer service focused curriculum.

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Guild’s Elevate coaching program empowers sales and operations employees by supporting them at each stage of their career, providing a roadmap to develop highly productive partnerships with referral networks.

•	Employee wellness programs, including Guild Balance and programs designed to assist working parents during the COVID-19 pandemic promote a supportive and healthy workplace.

•	Guild provides an employee resource group to support its U.S. military veterans and reserve duty members.

•	Guild’s culture, policies, and practices have helped the company to be recognized as a top workplace both locally and nationally.

o	San Diego Top Workplace, The San Diego Union-Tribune

Guild was named a Top Workplace by The San Diego Union-Tribune for the eighth year in a row in 2020. The award honors companies that are highly valued and appreciated by their employees for having outstanding culture and business environments. The rankings are based on the results of an anonymous third-party employee survey.

o	2021 Best Mortgage Companies to Work For, National Mortgage News

Guild was named one of National Mortgage News’ Best Mortgage Companies to Work For in March 2021. The annual survey and awards program is dedicated to identifying and recognizing the industry’s best employers and providing organizations with valuable employee feedback.

Charitable Giving

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In 2016, Guild established the Guild Giving Foundation. The charitable giving program puts a primary focus on supporting education, providing shelter, and inspiring positive change wherever Guild operates.

•	Guild employees are awarded up to 16 hours of paid volunteer time per year and the Company offers a dollar-for-dollar donation match of up to $250 per employee each year.
•	In 2020, to commemorate Guild’s 60th year in business, we partnered with Habitat for Humanity to build affordable homes.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of six directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors. Currently, each class consists of two directors.

Our amended and restated certificate of incorporation provides each director initially appointed to Class I shall serve for a term expiring at the Annual Meeting; each director initially appointed to Class II shall serve for a term expiring at the annual meeting of stockholders held in 2022; and each director initially appointed to Class III shall serve for a term expiring at the annual meeting of stockholders held in 2023, in each case until the election and qualification of his successor and be subject to his earlier death, resignation or removal. Each class will be elected to serve a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, or a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. There are currently no vacancies on the Board. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If, for any reason, these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. The Board has no reason to believe that any of the nominees would prove unable to serve if elected.

Nominees	Age	Term Expires	Position(s) Held	Director Since
Class I		2021
Mary Ann McGarry	62		Chief Executive Officer and Director	2020
Michael C. Meyer	62		Director	2020
Class II		2022
Patrick J. Duffy	49		Chairman	2020
Terry Schmidt	59		President and Director	2020
Class III		2023
Edward Bryant, Jr.	50		Director	2020
Martha E. Marcon	72		Director	2020

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
EACH OF THE CLASS I DIRECTOR NOMINEES IN PROPOSAL 1

Information About Our Board

The principal occupation, business experience and education of each nominee for election as director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Nominees for Election

Class I Director Nominees

Mary Ann McGarry is our Chief Executive Officer and a director. Ms. McGarry has held these positions since August 2020, and she has served as Guild Mortgage Company’s Chief Executive Officer since December 2007. From 1988 and until the completion of the Company’s initial public offering in 2020, Ms. McGarry also served as a member of Guild Mortgage Company’s board of directors. Prior to becoming its Chief Executive Officer, she served in a number of leadership positions at Guild Mortgage Company, including as its President, Chief Financial Officer and Chief Operating Officer. Ms. McGarry joined Guild Mortgage Company in 1984 as an internal audit supervisor. Prior to joining Guild Mortgage Company, she worked as an accountant at Peat, Marwick, Mitchell & Co. Ms. McGarry currently serves as a member of the board of directors of the Mortgage Bankers Association, an association representing the real estate finance industry, and the Guild Giving Foundation, a non-profit organization, and a member of Fannie Mae’s advisory council. Ms. McGarry earned a Bachelor of Business Administration degree in accounting with a minor in computer science from the University of San Diego.

Michael (“Mike”) C. Meyer has served as a director since August 2020 and as a member of the board of directors of Guild Mortgage Company since 2013. From 2015 until October 2020, he served as the Chairman of the board of directors of Guild Mortgage Company. From 2013 until December 2020, Mr. Meyer served as an operating partner and as Portfolio Director for McCarthy Partners Management, LLC, a registered investment adviser (together with its affiliates, predecessors and the various funds it manages, “McCarthy Capital”). From 1995 to 2014, Mr. Meyer served in a variety of finance and operational management executive positions at Tenaska, Inc., an energy company. From 1987 to 1995, he served at the U.S. Treasury Department in the Office of the Comptroller of the Currency as a National Bank Examiner. Mr. Meyer earned both a Bachelor of Science in business administration degree and a Master of Business Administration degree from Creighton University. He currently serves on the board of directors of Bridges Holding Company, an investment advisory firm, and he previously served on the board of directors of Bridges Investment Fund, a general equity fund.

We believe Mr. Meyer is qualified to serve as a member of our Board of Directors because of his extensive experience in finance, banking, and operational management.

Continuing Directors

Class II Directors

Patrick J. Duffy has served as a director and as the Chairman of the Board since August 2020. From 2018 and until October 2020, Mr. Duffy served as a member of the board of directors of Guild Mortgage Company.  Mr. Duffy is the President and Managing Partner of McCarthy Capital, which he joined in 2007. He serves as a director on the boards of various McCarthy Capital entities and portfolio companies including Altair Global Services, LLC, a global relocation services company, Life Care Companies, LLC, a manager and developer of senior living communities, ReAlign Insurance Holdings, LLC and certain of its subsidiaries, and Sigilo, LLC (dba Spreetail), an e-commerce company. He also currently serves on the board of directors of the Children’s Scholarship Fund of Omaha. Mr. Duffy earned a Bachelor of Science degree from the Marshall School of Business, University of Southern California, and a juris doctor degree from Creighton University School of Law.

We believe Mr. Duffy is qualified to serve as a member of our Board of Directors because of his extensive experience in business, finance and investing in and advising companies.

Terry L. Schmidt is our President and a director.  Ms. Schmidt has held these positions since August 2020. As President, she oversees our finance, human resources, capital markets and compliance departments.  Ms. Schmidt has served as Guild Mortgage Company’s President since January 2020, and from 2006 and until October 2020, she also served as a member of Guild Mortgage Company’s board of directors. Prior to serving as Guild Mortgage Company’s President, she served in a number of leadership positions at Guild Mortgage Company, including as Controller from 1991 to 1997 and as its Chief Financial Officer from 1997 to 2020. Ms. Schmidt joined Guild Mortgage Company in 1985, as a member of its internal audit department. She is currently a member of the California Mortgage Bankers Association, an association representing the California residential and commercial real estate finance industry, a member of the board of directors of the Guild Giving Foundation, a non-profit organization, and a member of the Mortgage Bankers Association, an association representing the real estate finance industry. Ms. Schmidt earned a Bachelor of Business Administration degree in accounting from the University of San Diego and is a certified mortgage banker.

Class III Directors

Edward (“Junior”) Bryant, Jr. has served as a director since October 2020. Since 2018, Mr. Bryant has served as an Executive Director of Business Development at HGGC, a private equity firm based in Palo Alto, California. Prior to that, from 2011 to 2017, he served as the Vice President and National Marketing and Sales Director for Pacific Global Investment Management Company, an investment management firm. Before that, Mr. Bryant co-founded Smith & Bryant, Inc., a real estate investment company, and served as its Vice President from 1998 to 2010. A veteran of the National Football League, he retired from the San Francisco 49ers in 2003 after a 10-year career as a defensive lineman. Mr. Bryant earned a bachelor’s degree in business administration from the University of Notre Dame.

We believe Mr. Bryant is qualified to serve as a member of our Board of Directors because of his extensive experience in the real estate industry and in investing in and advising companies.

Martha E. Marcon has served as a director since October 2020. Before her retirement in 2006, Ms. Marcon was a partner at KPMG LLP, where she served as the firm’s National Resource Partner for the Insurance Industry and as its Western Region Insurance Industry Leader. Since 2008, she has served as a director of Mercury General Corporation, a public company engaged primarily in underwriting automobile insurance. She also currently serves as a director of Foresters Financial, an international insurance and financial services firm, and as a member of the board of the Nonprofits Insurance Alliance. Ms. Marcon earned a Bachelor of Science degree, summa cum laude, in economics and business administration from Lehigh University.

We believe Ms. Marcon is qualified to serve as a member of our Board of Directors because of her accounting and financial reporting expertise.

THE BOARD AND ITS COMMITTEES

Board Composition and Leadership Structure

Our Board is comprised of six members. The Board has a flexible policy with respect to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer. Currently, Mr. Duffy serves as our Chairman, and Ms. McGarry serves as our Chief Executive Officer. The Board believes that by having separate roles, the Chief Executive Officer is able to focus on the day-to-day business and affairs of the company and the Chairman is able to focus on key strategic issues, board leadership and communication. While our Board believes this leadership structure is currently in the best interests of the Company and its stockholders, the Board also recognizes that future circumstances could lead it to combine these roles.

Director Independence

We are a controlled company under the applicable rules of the NYSE. As a controlled company, we will be permitted, and intend, to elect not to comply with certain corporate governance requirements of the NYSE, including the requirements that:

•	a majority of our Board of Directors consist of independent directors;
•	we have a nominating and corporate governance committee that is composed entirely of independent directors; and
•	we have a compensation committee that is composed entirely of independent directors.

These requirements will not apply to us as long as we remain a controlled company.

The Board has determined that Mr. Bryant, Ms. Marcon and Mr. Meyer are independent directors. Our independent directors have regularly scheduled meetings at which only independent directors are present.

At least annually, our Board will evaluate all relationships between us and each director considering relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our Board will make an annual determination of whether each director is independent within the meaning of NYSE and the SEC independence standards.

Board Meetings and Attendance

Our Board, as constituted following the initial public offering (“IPO”) of our Class A Common Stock on October 21, 2020, held one meeting during the fiscal year ended December 31, 2020. Each of the incumbent directors attended 100% of the total meetings of the Board and at least 75% the meetings of the committees of the Board on which he or she served during the fiscal year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is our policy to encourage our directors to attend the Annual Meeting.

Board Committees

Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates pursuant to a written charter that sets forth the purposes, goals, responsibilities and authority of the committee, as well as certain specific qualifications for committee membership and procedures for committee member appointment as well as reporting to the Board. The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are all available on our website, www.guildmortgage.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The following table provides membership for the year ended December 31, 2020 for each committee:

Name	Audit Committee	Compensation Committee	Nominating Committee
Junior Bryant	X	X	Chair
Patrick J. Duffy		X
Mike Meyer	X	Chair	X
Martha E. Marcon*	Chair		X

*	Financial Expert

Below is a description of each committee of the Board.

Audit Committee

The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, is responsible for:

•	overseeing management’s establishment and maintenance of adequate systems of internal accounting and financial controls;
•	reviewing the effectiveness of our legal and regulatory compliance programs;
•	overseeing our financial reporting process, including the filing of financial reports; and
•	selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.

The Audit Committee held one meeting during 2020.  Each member of the Audit Committee is an independent director under NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 of the Exchange Act. Ms. Marcon is the Chairperson of the Audit Committee. The Board has determined that Ms. Marcon qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the SEC.

Compensation Committee

The Compensation Committee is responsible for:

•	ensuring that our executive compensation programs are appropriately competitive, supporting organizational objectives and stockholder interests and emphasizing pay-for-performance linkage;
•	evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers; and
•	overseeing the implementation and administration of our compensation plans.

The Compensation Committee held one meeting during 2020.  Each of Mr. Bryant and Mr. Meyer is an independent director under NYSE listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	recommending nominees for our Board of Directors and its committees;
•	recommending the size and composition of our Board of Directors and its committees;
•

determining the criteria for director nominees for the Board of Directors, which include, among other criteria, character, integrity, judgment, independence, diversity (including with respect to race and gender), age, skills, education, expertise, corporate experience, understanding of our business, other commitments and the like;

•	reviewing our corporate governance guidelines and proposed amendments to our certificate of incorporation and bylaws; and

•	reviewing and making recommendations to address stockholder proposals.

The Nominating and Corporate Governance Committee did not meet in 2020.  Each member of the Nominating and Corporate Governance Committee is an independent director under NYSE listing standards.

Non-Management Director Meetings

In addition to the meetings of the committees of the Board described above, in connection with the Board meetings, the independent directors met one time in an executive session during the fiscal year ended December 31, 2020.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, the Board oversees the risk management processes. The Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although the Board administers this risk management oversight function, our Audit Committee supports our Board in discharging its oversight duties and addresses risks inherent in its area of oversight.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that promote the goals of good governance, ethical conduct, accountability and transparency as well as ensure proper functioning of the Board and its committees. The Corporate Governance Guidelines are available on our website at www.guildmortgage.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. The Code of Business Conduct and Ethics is available on our website at www.guildmortgage.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any director or executive officer, we will promptly disclose the nature of the amendment or waiver on our website.

Insider Trading, Prohibition Against Pledging, and Anti-Hedging Policies

Our insider trading and information policy limits the timing and types of transactions in our securities by our directors, officers, including our named executive officers, and other employees. These persons are prohibited from trading during blackout periods (during the period from and including the time the market closes on the fifteenth (15th) calendar day of the last month of any calendar quarter until the time the market opens on the third trading day following the release of quarterly financial information and, in the case of our directors and officers, without the clearance of our Chief Compliance Officer or her designee. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:

•	engaging in “short sales” with respect to securities of the Company;
•	trading in puts, calls and other derivative securities with respect to the Company’s securities;
•	trading in securities of the Company on a short-term basis; and
•	holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Stockholder Communications with Our Board

Stockholders may communicate with the Board or individual directors by submitting written correspondence to the Secretary at the Company’s headquarters. The Secretary may facilitate or direct these communications with the Board or individual directors by reviewing, sorting, and summarizing the communications. All such communications will be referred to the Board or individual directors for consideration unless the Board instructs the Secretary otherwise.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with our independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence and has had discussions with KPMG LLP regarding the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our 2020 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Martha E. Marcon, Chair

Edward Bryant, Jr.

Michael C. Meyer

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021

The firm of KPMG LLP, independent registered public accounting firm, has been selected by the Audit Committee as our auditors for fiscal 2021. KPMG LLP has acted as the independent registered public accounting firm for the Company since 2013. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). These services may include audit-related services, tax services and other services.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees paid by the Company to KPMG LLP for each of the fiscal years ended December 31, 2019 and December 31, 2020.

	Fiscal Year Ended December 31, 2020	Fiscal Year Ended December 31, 2019
Audit fees(1)	$2,538,025	$377,619
Audit-related fees(2)	$132,000	$—
Tax fees(3)	$20,470	$16,900
All other fees	$—	$—
Total fees	$2,690,495	$394,519

(1)

Audit Fees include fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Form S-1 for its initial public offering, quarterly reviews and the annual audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K.

(2)	Audit-Related Fees include fees for services that were reasonably related to performance of the audit of the annual consolidated financial statements for the fiscal year, other than Audit Fees.
(3)	Tax Fees include fees for tax compliance and tax consulting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As of December 31, 2020, we were no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As a result, as required by Section 14A of the Exchange Act, we are seeking your advisory vote on how often we should hold a say-on-pay vote. You may specify whether you prefer the vote to occur every year, two years, or three years, or may abstain from voting on this proposal. Stockholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay vote at least every six years.

The Board recommends that future say-on-pay votes occur every year. We believe an annual vote is consistent with best corporate governance practices and promotes accountability and transparency.

Although the vote is non-binding, the Board will consider the vote results in determining the frequency of future say-on-pay votes. The Board may change the vote frequency based on the nature of our compensation programs, input from our stockholders, and the Board’s views.

Since we were an emerging growth company for less than two years after the date of our IPO in October 2020, we are required to hold a non-binding advisory vote on executive compensation no later than the end of the three-year period beginning on the date of the IPO. Therefore, we will hold a non-binding advisory vote on executive compensation at our 2023 annual meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR 1 YEAR as the frequency of future advisory votes on executive compensation

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation of Named Executive Officers

Named Executive Officers

Our 2020 named executive officers consist of the following individuals:

•	Mary Ann McGarry
•	Terry L. Schmidt
•	Barrett (“Barry”) Horn

Barrett (“Barry”) H. Horn, 77, is the Executive Vice President, National Production of the Company. He has held this position since August 2020. In this role, Mr. Horn oversees retail production and focuses on strategic planning and retail sales operations. Mr. Horn joined Guild Mortgage Co. as a Senior Vice President in 2008, when Guild Mortgage Co. acquired Liberty Financial Group, a full-service mortgage banking company based in Washington for which Mr. Horn was the founder and served as Chairman and Chief Executive Officer. Since 2014, Mr. Horn has served as Guild Mortgage Co.’s Executive Vice President, National Production. Prior to joining Guild Mortgage Co., Mr. Horn also served as the Executive Vice President of Worldwide Sales at Attachmate Corporation, a software company, as the Chief Executive Officer of Saltmine LLC, a web development and consulting company, and in several executive sales positions over the course of his 16 years at IBM Corporation, a technology company. Mr. Horn currently serves as the chairman of the board of trustees of Northwest University, a private liberal arts university, Liberty Road Foundation, a nonprofit organization, and Vossler Media Group, a creative agency and production company. Mr. Horn earned a Bachelor of Arts degree in business administration degree from Taylor University.

The biographical information for Ms. McGarry and Ms. Schmidt are set forth above under “Proposal 1: Election of Directors.”

Compensation Determinations

Our Compensation Committee is responsible for evaluating and approving compensation and setting performance criteria for compensation programs for our executive officers and directors. Our Chief Executive Officer, Ms. McGarry, provides recommendations to the Compensation Committee on the amount and form of executive compensation. In 2020, in connection with our IPO, the Board engaged the services of Meridian Compensation Partners, an independent national compensation consulting firm, to advise the Board regarding our executive and director compensation programs, benchmarking our compensation versus our peers, and other compensation-related matters. Upon completion of our IPO, the newly formed Compensation Committee determined to continue engaging Meridian Compensation Partners in this capacity for the balance of 2020. In 2020, Meridian Compensation Partners did not provide any services to us other than serving as independent compensation consultant, and Meridian Compensation Partners did not receive any fees or compensation from us other than the fee it received as an independent compensation consultant. The Compensation Committee confirmed that Meridian Compensation Partners’s work did not raise any conflicts of interest.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability with the Company. Please see the “Salary” column of the Summary Compensation Table below for the base salary amounts received by each named executive officer in fiscal year 2020.

Short-Term Cash Incentive Compensation

Historically, we have provided our senior leadership team with short-term incentive compensation based on achievement of pre-established performance goals.

During fiscal year 2020, Ms. McGarry and Ms. Schmidt participated in an annual cash incentive program. Under the terms of the program, an incentive pool is funded based on the level of achievement of return on average equity, which is defined as the Company’s pre-tax profit and loss (with an adjustment for any fair value adjustments of servicing rights), divided by the average of the book value of the Company for the fiscal year as reflected on the Company’s balance sheet as of the last day of each calendar quarter during fiscal year 2020. The funding level is determined in accordance with the matrix set forth below. The funded incentive pool is then allocated among the participants in accordance with a determination made by the Compensation Committee, in consultation with Ms. McGarry and Mr. Meyer.

Tier	ROAE	Incentive Pool
0	Less than 15.00%	$750,000
1	15.00% - 19.99%	$875,000
2	20.00% - 24.99%	$1,750,000
3	25.00% - 29.99%	$2,625,000
4	30.00%	$3,500,000
5	Greater than 30.00%	$3,500,000 plus an additional amount to be mutually determined by the Chief Executive Officer and the Compensation Committee

For fiscal year 2020, the actual level of return on average equity was 115% and the incentive pool was funded at $9,701,900. Ms. McGarry’s allocation of the pool was 45.4% and Ms. Schmidt’s allocation of the pool was 43.8%.

During fiscal year 2020, Mr. Horn was eligible to receive two forms of short-term cash incentive compensation, a volume override bonus and a quarterly bonus. The volume override bonus is paid on a monthly basis, subject to Mr. Horn’s continued employment through the entire applicable month, and is calculated as 0.6 basis points of the adjusted gross loan amount involved in each in-house loan closing, which is defined as company closed and funded residential mortgage loans in the applicable month that are not unfunded, plus certain loans closed under the Company’s direct lending channel. The quarterly bonus is calculated as 0.95% of the total adjusted regional contribution, which is defined as the total region income, marketing income and operation center contributions, minus region expense, acquisition payouts and corporate costs, and is paid in quarterly draws, subject to Mr. Horn’s continued employment through the entire applicable quarter, equal to 75% of the cumulative year-to-date calculated bonus amount, for each of the first three calendar quarters, plus a final payment for the fourth quarter equal to 100% of the calculated bonus amount not previously paid in the fiscal year. For fiscal year 2020, Mr. Horn received an aggregate volume override bonus of $1,992,987, based on the aggregate adjusted gross loan amount involved in in-house closings of $32,216,453,499, and cumulative quarterly bonuses of $3,125,209, based on the total adjusted regional contribution of $328,969,383.

Profits Interests

Our named executive officers did not receive any equity-based awards in fiscal year 2019. Certain of our named executive officers had received awards of profits interests in prior years, and all such awards were fully vested as of December 31, 2019. As of December 31, 2019, Ms. McGarry and Ms. Schmidt held fully vested Class B units of Guild Management LLC, which was an equity holder of Guild Investors, LLC, our former parent entity (the “Profits Interests”). The Profits Interests were subject to specified hurdle amounts that functioned like option exercise prices because the Profits Interests did not participate in distributions by Guild Management LLC until distributions to other equity holders of Guild Management LLC exceeded the relevant hurdle amounts.

In connection with our IPO, Guild Management LLC was dissolved and its members, including Ms. McGarry and Ms. Schmidt, received a pro rata liquidating distribution of shares of Common Stock (with holders of Profits Interests receiving shares of Class A Common Stock).

Retirement and Deferred Compensation Plans

The Company maintains a 401(k) plan, which is a U.S. tax-qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. In 2020, participants in the 401(k) plan, including our named executive officers, were eligible for company matching contributions equal to 40% of the participant’s contributions up to a maximum of 6% of eligible compensation under the plan. We do not maintain any defined benefit pension plans.

The Company maintains the Compensation Deferral Plan for Executives (the “Deferred Compensation Plan”), a nonqualified deferred compensation plan that was frozen effective as of December 31, 2007. Ms. McGarry and Ms. Schmidt participate in the Deferred Compensation Plan and in 2007 their accounts under the Deferred Compensation Plan became notionally invested in phantom units, a reference security that notionally tracked the value of Class A units in Guild Management LLC, an equity holder of Guild Investors, LLC, our former parent entity. Each time a cash dividend was paid with respect to Class A units during 2020, a corresponding dividend was notionally credited with respect to the phantom units held in Ms. McGarry’s and Ms. Schmidt’s accounts. Ms. McGarry and Ms. Schmidt are able to direct the notional investment of the dividend amounts into various investment alternatives offered under the Deferred Compensation Plan, which alternatives generally track the investment alternatives available under the 401(k) plan. In connection with our IPO, the phantom units held by Ms. McGarry and Ms. Schmidt were converted into notional cash balances based on the then-current fair market value of the phantom units, and Ms. McGarry and Ms. Schmidt were permitted to notionally invest the converted cash balances in the investment alternatives made available under the Deferred Compensation Plan.

IPO Equity Award Grants

In connection with our IPO, on October 21, 2020, the Board approved grants of restricted stock unit awards under our 2020 Omnibus Incentive Plan to certain employees, including our named executive officers. In particular, each of Ms. McGarry, Ms. Schmidt and Mr. Horn received an award of restricted stock units with a grant date value of $1.9 million, $1.75 million, and $1.125 million, respectively, which corresponds to 126,667, 116,667, and 75,000 shares of our Class A common stock. The restricted stock units granted to the named executive officers will vest in installments, with 25% vesting on each of the second and third anniversaries of the grant date and 50% vesting on the fourth anniversary of the grant date, in each case, generally subject to continued employment through the applicable vesting date.

Executive Officer Compensation

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of the Company for services rendered to the Company in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Mary Ann McGarry	2020	600,000	1,900,005	4,400,000	1,249,234	8,149,239
Chief Executive Officer	2019	600,000	—	1,558,002	487,901	2,645,903
Terry L. Schmidt	2020	500,000	1,750,005	4,250,000	1,249,234	7,749,239
President	2019	425,000	—	1,284,767	487,953	2,197,720
Barrett Horn	2020	375,000	1,125,000	5,118,196	6,840	6,625,036
Executive Vice President, National Production Manager	2019	375,000	—	2,358,888	13,798	2,747,686

(1)

These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for RSU awards granted in 2020. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The RSU awards vest as to 25% of the units on each of October 21, 2022 and October 21, 2023 and as to 50% of the units on October 21, 2024, generally subject to the award recipient’s continued employment through the applicable vesting date.

(2)

The amounts reported for 2020 in this column represent the following items: (i) for Ms. McGarry, $1,242,394 of dividend equivalents credited in 2020 with respect to phantom units notionally held under the Deferred Compensation Plan (Ms. McGarry’s account under the Deferred Compensation Plan is fully vested and has been notionally invested in phantom units since 2007) and $6,840 of company matching contributions under the 401(k) plan, (ii) for Ms. Schmidt, $1,242,394 of dividend equivalents credited in 2020 with respect to phantom units notionally held under the Deferred Compensation Plan (Ms. Schmidt’s account under the Deferred Compensation Plan is fully vested and has been notionally invested in phantom units since 2007) and $6,840 of company matching contributions under the 401(k) plan, and (iii) for Mr. Horn, $6,840 of company matching contributions under the 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Executive Compensation Agreements with Ms. McGarry and Ms. Schmidt

Ms. McGarry is party to an executive compensation agreement with the Company effective as of January 1, 2020, which renews automatically for successive one-year terms, unless the Company and Ms. McGarry mutually agree to terminate the agreement or Ms. McGarry’s employment is terminated by the Company or Ms. McGarry. Pursuant to the executive compensation agreement, Ms. McGarry is eligible to receive an annual base salary equal to $600,000 and an annual bonus in accordance with the annual bonus program for partners described above under

“Compensation of Named Executive Officers–Short-Term Cash Incentive Compensation.” Under the terms of the executive compensation agreement, upon Ms. McGarry’s termination of employment, Ms. McGarry is entitled to receive a prorated bonus for the calendar year of termination based on actual performance and, if the termination of employment is initiated by the Company or if ill-health prevents Ms. McGarry from performing all her responsibilities as Chief Executive Officer, subject to Ms. McGarry’s execution of a waiver and release in a form acceptable to the Company, a cash payment of $600,000, in 24 monthly installments of $25,000 beginning 30 days after the last day of Ms. McGarry’s employment with the Company. The executive compensation agreement also includes a one-year post-termination employee no hire and employee nonsolicitation covenant.

Ms. Schmidt is party to an executive compensation agreement with the Company effective as of January 1, 2020, which renews automatically for successive one-year terms, unless the Company and Ms. Schmidt mutually agree to terminate the agreement or Ms. Schmidt’s employment is terminated by the Company or Ms. Schmidt. Pursuant to the executive compensation agreement, Ms. Schmidt is eligible to receive an annual base salary equal to $500,000 and an annual bonus in accordance with the annual bonus program for partners described above under “Compensation of Named Executive Officers–Short-Term Cash Incentive Compensation.” Under the terms of the executive compensation agreement, upon Ms. Schmidt’s termination of employment, Ms. Schmidt is entitled to receive a prorated bonus for the calendar year of termination based on actual performance and, if the termination of employment is initiated by the Company or if ill-health prevents Ms. Schmidt from performing all her responsibilities as President, subject to Ms. Schmidt’s execution of a waiver and release in a form acceptable to the Company, a cash payment of $500,000, in 24 monthly installments of $20,833.33 beginning 30 days after the last day of Ms. Schmidt’s employment with the Company. The executive compensation agreement also includes a one-year post-termination employee no hire and employee non-solicitation covenant.

Employment Agreement with Mr. Horn

Mr. Horn is party to an employment agreement with the Company dated as of January 1, 2016. Pursuant to the employment agreement, Mr. Horn is eligible to receive a base salary of $31,250 per month and the volume override and quarterly bonuses described above under “Compensation of Named Executive Officers–Short-Term Cash Incentive Compensation.” The employment agreement does not provide for any payments upon termination of Mr. Horn’s employment with the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by the named executive officers that were outstanding as of December 31, 2020:

Name	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Mary Ann McGarry	126,667	2,145,739
Terry L. Schmidt	116,667	1,976,339
Barrett Horn	75,000	1,270,500

(1)	Per share value of restricted stock awards is $16.94 based on the closing price of our common stock on the NYSE on December 31, 2020.

Director Compensation

Annual Cash Retainer.  Each non-employee member of our Board of Directors will receive a $50,000 annual cash retainer. The Chairman of the Board, chairpersons and members of each committee of the Board will also receive the additional annual cash retainers described below:

•	Chairman. The Chairman of our Board of Directors will receive an annual cash retainer of $25,000.
•	Audit Committee Members. The chairperson of the Audit Committee will receive an annual cash retainer of $25,000 and all other committee members will receive an annual cash retainer of $10,000.
•

Compensation Committee Members. The chairperson of the Compensation Committee will receive an annual cash retainer of $15,000 and all other committee members will receive an annual cash retainer of $7,500.

•

Nominating and Corporate Governance Committee Chairperson. The chairperson of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $10,000 and all other committee members will receive an annual cash retainer of $5,000.

Annual RSU Retainer. On an annual basis, each non-employee director will be eligible to receive an annual grant of a number of restricted stock units with a grant date value equal to $100,000 ($150,000 in the case of the Chairman of our Board of Directors), which were granted to our non-employee directors upon completion of our IPO and will vest, generally subject to continued service on the Board, on October 21, 2021. Beginning in 2021, restricted stock units will be granted on the date of our annual shareholder meeting and will vest, generally subject to continued service on the Board, on the date of the following year’s annual shareholder meeting. In addition, upon completion of our IPO, each non-employee director received an initial grant of restricted stock units with a grant date value equal to $100,000, which will vest, generally subject to continued service on the Board, on October 21, 2021.

The following table sets forth information concerning compensation accrued or paid to our independent, non-employee directors during the year ended December 31, 2020 for their service on our Board. Ms. McGarry and Ms. Schmidt, each of whom is a director who is also our employee, received no additional compensation for their service as directors and are not set forth in the table below:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Total ($)
Junior Bryant	19,375	199,995	219,370
Patrick J. Duffy	20,625	250,005	270,630
Martha E. Marcon	20,000	199,995	219,995
Mike Meyer	20,000	199,995	219,995

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our executive officers and directors that are described elsewhere in this prospectus, below we describe transactions since January 1, 2019 to which we were or will be a participant and in which:

•	The amounts involved exceeded or will exceed $120,000; and
•

Any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

McCarthy Capital Mortgage Investors, LLC

During 2019 and 2020, two members of our Board of Directors served as members of the investment team at McCarthy Capital, the private equity firm that controls our majority stockholder, McCarthy Capital Mortgage Investors, LLC (“MCMI”): Mr. Duffy, the Chairman of our Board of Directors, serves as the President and Managing Partner of McCarthy Capital and Mike Meyer served as the Portfolio Director of McCarthy Capital until December 2020.

Reorganization Transactions

We have entered into certain agreements with certain of our investors, including MCMI and Ms. McGarry, Ms. Schmidt, Mr. Horn, Desiree Elwell, our Senior Vice President, Chief Financial Officer, David Neylan, our Executive Vice President, Chief Operating Officer, and Lisa I. Klika, our Senior Vice President, Chief Compliance Officer and Secretary, related to the reorganization of the Company in connection with our IPO. Pursuant to the reorganization transactions, Guild Mortgage Company became a wholly owned subsidiary of the Company.

Registration Rights Agreement

We are party to a registration rights agreement with MCMI and certain of our other stockholders, including Ms. McGarry, Ms. Schmidt, Mr. Horn, Ms. Elwell, Mr. Neylan and Ms. Klika (the “Registration Rights Agreement”), pursuant to which each of MCMI and the other stockholders party thereto are entitled to certain rights to require the registration of the sale of certain or all of the shares of our Class A Common Stock (or, in the case of MCMI, the shares of our Common Stock received upon conversion of shares of our Class B Common Stock) that they beneficially own. Among other things, under the terms of the Registration Rights Agreement:

•

if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, subject to certain conditions and exceptions, we will be required to use our reasonable best efforts to offer the stockholders party to the Registration Rights Agreement the opportunity to register the sale of all or part of their shares that constitute registrable securities under the Registration Rights Agreement on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•

MCMI has the right, subject to certain conditions and exceptions, to request that we file (i) registration statements with the SEC for one or more underwritten offerings of all or some of the shares of our Class A Common Stock received upon conversion of shares of our Class B Common Stock that it beneficially owns and/or (ii) as soon as we become eligible to register the sale of our securities on Form S-3 under the Securities Act, a shelf registration statement that includes all or some of the shares of our Class A Common Stock received upon conversion of shares of our Class B Common Stock that it beneficially owns, and we are required to cause any such registration statements to be filed with the SEC, and to become (and remain) effective, as promptly as reasonably practicable.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the stockholders party thereto, will be paid by us. The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as blackout periods, minimums and limitations on the number of shares to be included in an underwritten offering. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by Delaware law.

Payments Made in Connection with the Retirement of Certain Former Executives

On November 15, 2014, Steven Hops, Guild Mortgage Company’s former Senior Vice President, Business Development, retired. Other executives of the Company, including Ms. McGarry and Ms. Schmidt, exercised their right to purchase Mr. Hops’ units in Guild Management, LLC, one of our former indirect parents. The purchase was funded by Guild Mortgage Company and in return, Guild Mortgage Company received a note receivable from Guild Management, LLC for approximately $2.5 million. The note was paid in full in 2020. Additionally, in connection with Mr. Hops’ retirement, Guild Management, LLC, one of our former indirect parents, purchased all of the units of Guild Investors, LLC held by Mr. Hops in return for a note receivable for approximately $4.68 million (which was subsequently amended by the parties to be for approximately $4.63 million) from Guild Management, LLC to Mr. Hops. Under the terms of a settlement agreement subsequently entered into between Guild Management, LLC and Mr. Hops, all payments due in respect of the note were completed by March 1, 2019 and the note is no longer outstanding.

On January 1, 2019, Rhona Kaninau, Guild Mortgage Company’s former Senior Vice President, Loan Administration, retired, which triggered a repurchase of her units of one of our former indirect parents, Guild Management, LLC, and a payout under the Deferred Compensation Plan. Guild Investors, LLC sold shares of Guild Mortgage Company to Ms. Kaninau in exchange for her units of Guild Management, LLC. Ms. Kaninau, in turn, sold those shares back to Guild Mortgage Company in exchange for a promissory note of $8.0 million that is to be paid in equal installments, with certain exceptions, over 16 quarters. During the years ended December 31, 2020 and December 31, 2019, Guild Mortgage Company made payments of $2.1 million and $1.6 million, respectively, to Ms. Kaninau, and $4.6 million of principal outstanding remained as December 31, 2020. Ms. Kaninau also participated in the Deferred Compensation Plan. Upon her retirement, Guild Mortgage Company distributed $2.0 million, the value of Ms. Kaninau’s deferred compensation, to her.

Sale of Units by Guild Investors, LLC to Guild Management III, LLC

On April 1, 2017, Guild Investors, LLC, our former parent company, sold units to Guild Management III, LLC for $2.3 million in consideration, of which $1.2 million was advanced by Guild Mortgage Company in exchange for notes receivable from our parent company’s members, including Mr. Horn. These members fully paid back the notes and $0.1 million in accrued interest before December 31, 2019. The approximate dollar value of Mr. Horn’s note receivable was $0.4 million and the total amount of accrued interest paid by Mr. Horn was less than $0.02 million.

Indemnification Agreements

We are party to an indemnification agreement with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the Delaware General Corporation Law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Compensation Arrangements

Timothy McGarry, the son of Ms. McGarry, is a non-executive employee and has been employed by us since 2015, currently as a Loan Officer.  Timothy McGarry does not live in the same household as Ms. McGarry.

Colleen Dickerson, the sister-in-law of Ms. McGarry, is a non-executive employee and has been employed by us since 2014, currently as a Loan Servicing Analyst.  Colleen Dickerson does not live in the same household as Ms. McGarry.

Cameron Mesker, the son of Ms. Schmidt, is a non-executive employee and has been employed by us since 2015, currently as an Originating Loan Officer Assistant.  Cameron Mesker does not live in the same household as Ms. Schmidt.

Jack Stringham, the son-in-law of Mr. Horn, is a non-executive employee and has been employed by us since 2017, currently as Director, IT Service Delivery. Jack Stringham does not live in the same household as Mr. Horn.

We believe the terms of the transactions and relationships described above are comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Payment Made in Connection with a Settlement Agreement

On February 18, 2021, Mr. Horn contributed $125,000 to a legal settlement between Guild Mortgage Company LLC, individually and as successor in interest to Liberty Financial Group, and Lehman Brothers Holdings Inc. related to mortgage loans sold and/or brokered to Lehman Brothers Bank, FSB. Mr. Horn paid a portion of the settlement on behalf of Liberty Financial Group, a company that he operated before its assets were acquired by the Company.

Policies and Procedures for Related Party Transactions

Pursuant to our related party transactions policy, all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee, who will determine whether such transactions or proposals are fair and reasonable to the Company and its stockholders. If advance approval is not feasible, then the Committee must ratify, by the affirmative vote of a majority of the disinterested members of the Committee, the related party transaction at its next regularly scheduled meeting or the transaction must be rescinded. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings.

Proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, are provided to our Audit Committee with respect to each issue under consideration, and decisions are generally made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of March 12, 2021, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class or series of our Common Stock (other than directors and named executive officers);
•	each of our directors;
•	each of our named executive officers; and
•	all of our executive officers and directors as a group.

The numbers of shares of our Class A Common Stock and shares of our Class B Common Stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power of our outstanding Common Stock that are set forth below are based on 19,666,981 shares of Class A Common Stock and 40,333,019 shares of Class B Common Stock issued and outstanding as of March 12, 2021.

The number of shares beneficially owned by each stockholder is determined under the rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of all listed stockholders is c/o Guild Holdings Company, 5887 Copley Drive, San Diego, California 92111. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock	Percent of Class	Amount and Nature of Beneficial Ownership of Class B Common Stock	Percent of Class	Combined Voting Power
Entities Associated With McCarthy Partners, LLC (1) 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68102	—	—%	40,333,019	100.0%	95.4%
Adage Capital Partners, L.P. (2) 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116	1,030,900	5.24%	—	—%	* %
Directors and Named Executive Officers
Junior Bryant	—	—%	—	—%	—%
Patrick J. Duffy (3)	—	—%	40,333,019	100.0%	95.4%
Martha E. Marcon	—	—%	—	—%	—%
Mary Ann McGarry (4)	4,380,740	22.3%	—	—%	1.0%
Mike Meyer	—	—%	—	—%	—%
Terry Schmidt	2,363,657	12.0%	—	—%	* %
Barry Horn	94,354	* %	—	—%	* %
All directors and executive officers as a group (10 persons)	7,184,168	36.5%	40,333,019	100.0%	97.1%

*	Less than 1%.
(1)

Based on the Schedule 13G filed by MCMI on February 10, 2021.  Represents the shares of our Class B Common Stock held by MCMI. McCarthy Partners, LLC exercises voting and investment control over the shares of our Class B Common Stock held by MCMI. In his capacity as the President of McCarthy Partners, LLC, Mr. Duffy may be deemed to exercise voting and investment control over the shares of our Class B Common Stock held by MCMI.

(2)

Based on the Schedule 13G/A filed by Adage Capital Partners GP, L.L.C. (“ACPGP”) filed on February 11, 2021.  Represents the shares of our Class A Common Stock held by Adage Capital Partners, L.P. (“ACP”).  ACPGP, as general partner of ACP, Adage Capital Advisors, L.L.C. (“ACA”), as managing member of ACPGP, and Robert Atchinson and Phillip Gross, as managing members of ACA, may be deemed to share voting and investment control over the shares of our Class A Common Stock held by ACP.

(3)

Includes 40,333,019 shares of the Class B Common Stock of Guild Holdings Company which are held of record by MCMI and over which McCarthy Partners, LLC exercises voting and investment control. In his capacity as the President of McCarthy Partners, LLC, Mr. Duffy may be deemed to exercise voting and investment control over the shares of Class B Common Stock held by MCMI.

(4)

Includes 4,380,740 shares of Class A Common Stock beneficially owned by Ms. McGarry through McGarry Strategic Enterprises, LLC, in which Ms. McGarry owns a 99% ownership interest. Ms. McGarry serves as the Manager of McGarry Strategic Enterprises, LLC and exercises voting and investment control over the securities held by that entity.

HOUSEHOLDING OF PROXY MATERIALS

We are delivering only one 2020 Annual Report and Proxy Statement to stockholders of record who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive separate copies of proxy materials, please contact Broadridge at 1-866-540-7095 or Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same telephone number or mailing address and the materials will be delivered to you promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold our stock in more than one account, and, in either case, you wish to receive only a single copy of such materials in the future, please contact Broadridge at the telephone number or mailing address above with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

OTHER MATTERS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action regarding such matters as in their judgment seems advisable. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matters.

A copy of the Company’s 2020 Annual Report is available without charge upon written request to: Guild Holdings Company, Attention: Secretary, 5887 Copley Drive, San Diego, California 92111.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GHLD2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. GUILD HOLDINGS COMPANY C/O SECRETARY 5887 COPLEY DRIVE SAN DIEGO, CA 92111 D44530-P52534 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. GUILD HOLDINGS COMPANY The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Mary Ann McGarry 02) Michael ("Mike") C. Meyer The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm. 3 Years 1 Year 2 Years Abstain The Board of Directors recommends you vote 1 year on the following proposal: ! ! ! ! 3. Advisory vote on the frequency of future advisory votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. D44531-P52534 GUILD HOLDINGS COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 6, 2021 The shareholder(s) hereby appoint(s) Desiree A. Elwell and Lisa I. Klika, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Guild Holdings Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Pacific Time on Thursday, May 6, 2021, virtually at www.virtualshareholdermeeting.com/GHLD2021. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND 1 YEAR ON PROPOSAL 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE